UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 19, 2013

DIRECT INSITE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20660	11-2895590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 East Broward Boulevard Suite 1550 Fort Lauderdale, Florida	33394
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (631) 873-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2013, Direct Insite Corp. (the “Company”) appointed Lowell Rush, 56, as its Chief Financial Officer, Secretary and Treasurer.  Mr. Rush succeeds Jeff Yesner, who resigned as Chief Financial Officer, Secretary and Treasurer of the Company in October 2013, and has been Acting Chief Financial Officer of the Company since October 4, 2013.

Prior to joining the Company, from 2011 to 2013, Mr. Rush served as Chief Operating Officer of Cosmetic Dermatology, Inc., a company engaged in the manufacturing of skincare products.  From 2008 to 2010, Mr. Rush was Chief Financial Officer of Bijoux Terner, LLC, a global fashion retailer.  Before that, he was Chief Financial Officer of Little Switzerland, Inc., a leading luxury jewelry retailer.  Mr. Rush has also held various financial management positions at Sunglass Hut International, Burger King Corp. and Knight-Ridder, Inc.  He began his career with the Big Four accounting firms Ernst & Young Limited and Deloitte & Touche LLP.  Mr. Rush is a Certified Public Accountant, and holds a Bachelor of Science degree in Accounting from the State University of New York at Buffalo and an Executive Master of Business Administration degree in International Business from the University of Miami.

Pursuant to his employment arrangement, the Company will pay Mr. Rush an annual base salary of $185,000.  Mr. Rush will also be eligible for a discretionary bonus based on the achievement of specified performance goals.  Mr. Rush has been granted options to acquire 80,000 shares of common stock of the Company at an exercise price of $1.50 per share.  The options are exercisable for a term of five years from the grant date, and vest over a four-year period with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting over the next thirty six months on each monthly anniversary of the grant date.

There are no arrangements or understandings between Mr. Rush and any other person pursuant to which he was selected as Chief Financial Officer, Secretary and Treasurer. Mr. Rush does not have any family relationship with any director or other executive officer of the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 23, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Direct Insite Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECT INSITE CORP.

/s/ Matthew E. Oakes
Matthew E. Oakes
President and Chief Executive Officer

Dated: December 23, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 23, 2013.